Exhibit 10.42

ANTHONY MAIDA: EMPLOYMENT AGREEMENT

Title/Position	Chief Operating Officer

Term of Agreement	2 years

Start Date	As promptly as practicable after execution of this Term Sheet Agreement, and in any event within thirty (30) days thereafter.

Cancellation	You (but not the Company) may cancel this Agreement up to seven (7) days after execution hereof.

Cash Comp (Salary)	$300,000 per year

Cash Comp (Bonuses)	N/A

Existing Equity	N/A

Extension of Term of Existing Options	N/A

Total New Equity	Options for 1,000,000 shares of common stock with an exercise price of 57 cents per share — partly tied to employment and partly tied to milestones, as follows:

New Equity Linked To Employment	5,000 options per month to vest on last day of each month during 24-month term (total 120,000 options)

New Equity Linked To Milestones	Milestones to be determined by the Board.

Termination	Your employment will be “at will” during the 2-year term of the Agreement. You may resign at any time during the term either with the amount of advance notice required below, or without such amount of advance notice (in which case certain consequences apply as described below). NWBT may terminate you at any time during the term of this Agreement “For Cause” or “Without Cause.”

Severance	3 months if you are terminated Without Cause, conditional upon reasonable cooperation and compliance with confidentiality, non-competition, best efforts and good faith throughout the severance period; the severance ceases when you begin a new position if that occurs prior to 3 mos.

No severance if you resign or are terminated For Cause.

“Cause” includes, but is not limited to, malfeasance, material non-performance or materially inadequate performance following written notice or other communication from the Board of such cause and a reasonable period of time to cure it one time.

Effect of Termination On Options	If you are terminated “Without Cause,” all of the options which are part of the 1,000,000 total earnable under this Agreement and which have not yet issued/vested will accelerate and become fully vested so long as you execute a separation and release agreement reasonably acceptable to the Company, and you do not directly or indirectly work for or with a Competing Company (as defined below) in any capacity (employee, director, adviser, collaborator, etc.) for 6 months after termination.

If you are terminated “For Cause,” the vesting of your options will stop; all of the options which are part of the 1,000,000 total earnable under this Agreement and which have not yet qualified for issuance/vesting will become void and no longer available to be earned/vested. All of the options which have already issued/vested will expire thirty (30) days after such termination.

If you resign during the term of this Agreement, the vesting of your options will stop. If your resignation complies with the notice, non-competition and best efforts and good faith requirements below, your options will expire sixty (60) days following the last day of employment. If your resignation does not comply with the notice and best efforts and good faith requirements below, then your options will be partially forfeited as provided below, and the remainder will expire within thirty (30) days after such resignation.

Advance Notice of Resignation; Partial Clawback of Options	If you provide advance notice of at least 45 days, then you will not forfeit any issued/vested options.

If you provide notice of more than 30 days but less than 45 days, then you will forfeit any options issued/vested in the preceding 60 days.

If you provide notice of less than 30 days, then you will forfeit any options issued/vested in the preceding 90 days.

Best Efforts; Good Faith	During the advance notice period, you must devote best efforts, in good faith, to the Company’s business and any personnel transition, clinical trial transition and other transitions.

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Benefits	Healthcare insurance [same as Company’s existing coverage]

Vacation	4 weeks – no carryover: use it or lose it [Company standard]

Tax and other reimbursement/ indemnification	Company will pay or reimburse any tax or other costs associated with or resulting from this Employment Agreement, including without limitation the exercise price of the options.

Effect of Operational Change in Control	If a “true” (operational) change in control occurs (not a technical change in control due to investment in financing(s)), then all of the options which are part of the 1,000,000 total earnable under this Agreement and which have not yet issued/vested will accelerate and become fully vested.

Confidentiality	Execute or re-execute/extend Company’s standard CDA.

Assignment of Inventions	All inventions conceived or developed during term of this Agreement must be assigned to the Company. (No “nights or weekends” exceptions.) Must execute assignment agreement and limited power of attorney enabling the Company to make filings and take actions necessary to implement such assignments of inventions.

No Outside Activities	No outside professional activities during the term of this Agreement except with written approval in advance from the Board or CEO. Initially, the approved outside activities are service on the Board of Spectrum Pharmaceuticals and the Board of OncoSec.

Non-Competition	No employment by, consulting for, involvement with, or acts or omissions for the benefit of any Competing Company, directly or indirectly, during the term of this Agreement or for 6 months after expiration or termination, unless you are terminated Without Cause, in which case the non-compete period will be limited to the same length as the severance period (3 months).

“Competing Company” means a business that is developing therapeutic vaccines or other active immunotherapies for cancer.

Non-Solicitation	No solicitation of employees, advisers, collaborators, investigators, etc. for 6 months after the term of this Agreement.

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Non-Disparagement	No disparagement during the term of this Agreement or for 6 months after.

Indemnification	To fullest extent allowed by law for any losses, damages, expenses, claims, etc. arising out of or relating performance of job (within scope of position, with proper internal approvals, etc.), including reasonable attorneys’ fees.

The parties hereby agree that execution of this Term Sheet Agreement constitutes a binding agreement of the parties. The parties also hereby agree to use best efforts, in good faith, as promptly as reasonably practicable after execution of this Term Sheet Agreement, to agree upon and execute definitive agreement documents expressing more fully the same terms and conditions already expressed and agreed in this Term Sheet Agreement.

Agreed and Accepted:

NORTHWEST BIOTHERAPEUTICS		DR. ANTHONY MAIDA

By:	/s/ Alton Boynton	/s/Dr. Anthony Maida

Name: Alton L. Boynton

Title: President and CEO

Date:	May 31, 2011	Date:	May 31, 2011

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